Exhibit 99.6

            , 2013

FORM OF EXCHANGE AGENT AGREEMENT

The Bank of New York Mellon

101 Barclay Street, 4E

New York, NY 10286

Attention: International Corporate Trust

Ladies and Gentlemen:

Bancolombia S.A., a financial institution incorporated under the laws of Colombia (sociedad anónima) (the “Company”), proposes to make an offer (the “Exchange Offer”) to exchange up to $227,458,000 of its 5.125% Subordinated Notes due 2022 (the “Old Notes”), which were issued under the Indenture, dated September 25, 2012, between the Company and The Bank of New York Mellon, as Trustee, for its 5.125% Subordinated Notes due 2022 (referred to as the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”). Notes of the series of which the New Notes will form a part (CUSIP 05968LAH5) were initially issued under the Indenture, dated as of September 11, 2012, between the Company and The Bank of New York Mellon, as Trustee. The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated —, 2013 (the “Prospectus”), proposed to be distributed to all record holders of the Old Notes. The Old Notes and the New Notes are collectively referred to herein as the “Notes.”

The Company hereby appoints The Bank of New York Mellon to act as exchange agent (the “Exchange Agent”) in connection with the Exchange Offer. References hereinafter to “you” shall refer to The Bank of New York Mellon. The Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) is to be used by the holders of the Old Notes to accept the Exchange Offer. The Letter of Transmittal contains instructions with respect to the delivery of Old Notes tendered in connection therewith.

The Exchange Offer is expected to be commenced by the Company on or about —, 2013 (the “Effective Time”). The Letter of Transmittal accompanying the Prospectus (or in the case of book-entry securities, DTC’s ATOP) is to be used by the holders of the Old Notes or interests therein to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Old Notes tendered in connection therewith.

The Exchange Offer shall expire at 5:00 p.m., New York City time, on —, 2013 or on such subsequent date or time to which the Company may extend the

Exchange Offer (the “Expiration Date”). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving written notice to you before 5:00 p.m., New York City time, on the previously scheduled Expiration Date. If the Exchange Offer is extended, then the term “Expiration Date” shall mean the latest date and time to which the Exchange Offer is extended.

The Company expressly reserves the right to amend the Exchange Offer or to delay acceptance of Old Notes, or to terminate the Exchange Offer, and not to accept for exchange any Old Notes or interests therein not theretofore accepted for exchange if, in the Company’s sole judgment, any of the conditions of the Exchange Offer specified in the Prospectus under the caption “The Exchange Offer – Conditions to the Exchange Offer” shall not have been satisfied. The Company will give written notice of any amendment, delay, termination or nonacceptance to you as promptly as practicable.

In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned “The Exchange Offer”, as specifically set forth in the Letter of Transmittal or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

2. You shall take such action as may from time to time be requested by the Company (and such other action as you may deem appropriate) to furnish copies of the Prospectus, the Letter of Transmittal, the Instructions to Registered Holder and/or DTC Participant and the Notice of Guaranteed Delivery (as such terms are defined in the Prospectus) (the “Exchange Offer Materials”) or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company, at its expense, will furnish you with copies of such documents on your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Investor Relations.

3. You will establish a book-entry account with respect to the Old Notes at DTC to facilitate book-entry tenders of the Old Notes through DTC’s ATOP system for the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into your account in accordance with DTC’s procedure for such transfer.

4. From and after the Effective Time, you are hereby authorized and directed to accept (subject to withdrawal rights described in the Prospectus) electronic instructions in respect of the Old Notes to which the Prospectus relates. In respect of any electronic instruction accepted by you, you shall have no duty or obligation to verify or confirm that the person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such electronic transmission; and you shall have no liability for any loss, liability, claim, damage, cost or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information. Subject to the preceding sentence, the Company agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to you, including without limitation the risk of you acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties.

5. In the case of the exchange of definitive non-global securities for New Notes, you are to examine each of the Letters of Transmittal and certificates for Old Notes (or, in the case of the exchange of a book-entry Old Note or an interest therein for New Notes or a book-entry New Note or interest therein, confirmation of book-entry transfer into your account at DTC and any other documents delivered or mailed to you by or for holders of the Old Notes) to ascertain whether: (i) in the case of the exchange of definitive non-global Old Notes for New Notes, the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein (or the instructions from DTC (the “DTC Transmissions”) and any such other documents (including a Notice of Guaranteed Delivery, (the “Notice of Guaranteed Delivery”)) are duly executed and properly completed in accordance with instructions set forth therein; and (ii) the Old Notes or interests therein have otherwise been properly tendered. In each case where documents have been improperly completed or executed or any of the certificates for Old Notes are not in proper form for transfer or any interest in the Old Notes has been improperly tendered or if some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements. All questions as to the validity, form, eligibility (including timeliness of receipt), acceptance and withdrawal of any Old Notes tendered or delivered shall be determined by the Company, in its sole discretion.

6. You are authorized to request from any person tendering Old Notes or interests therein such additional documents as you or the Company deem appropriate. You are hereby authorized and directed to process withdrawals of tenders to the extent withdrawal thereof is authorized by the Exchange Offer.

7. The Company reserves the absolute right (i) to reject any or all tenders of any particular Old Note or interest therein determined by the Company not to be in proper form or the acceptance or exchange of which may, in the opinion of

Company’s counsel, be unlawful and (ii) to waive any of the conditions of the Exchange Offer or any defects, irregularities or conditions to the tender of any particular Old Note, and the Company’s interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and Notice of Guaranteed Delivery and the instructions set forth therein) will be final and binding.

8. With the approval of the Chief Executive Officer or Chief Financial Officer of the Company (such approval to be given in writing) or any other officer of the Company designated by the Chief Executive Officer or the Chief Financial Officer of the Company (each, an “Authorized Officer”), you are authorized to waive any irregularities in connection with any tender of Old Notes or interests therein pursuant to the Exchange Offer.

9. Tenders of Old Notes or interests therein may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned “The Exchange Offer – Procedures for Tendering”, and Old Notes or interests therein shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein. The Company shall have the sole authority for the acceptance and/or rejection of any and all tenders made pursuant to the Exchange Offer.

Notwithstanding the provisions of this Section 9, Old Notes or interests therein which an Authorized Officer shall approve in writing as having been properly tendered shall be considered to be properly tendered.

10. You shall advise the Company with respect to any Old Notes received subsequent to the Expiration Date and accept the Company’s written instructions with respect to disposition of such Old Notes or interests therein. If not accepted by the Company, the Old Notes or interests therein, if in your possession, shall be returned by you to the holder of Old Notes.

11. You shall accept tenders in respect of definitive non-global Old Notes:

(a) in cases where Old Notes are registered in two or more names only if signed by all named holders;

(b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

(c) from persons other than the registered holder of Old Notes, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.

In the case of definitive non-global Old Notes, you shall accept partial tenders of Old Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Notes to the registrar for split-up and return any untendered Old Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

12. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you in writing of its acceptance, promptly after the Expiration Date, of all Old Notes or interests therein properly tendered and you, on behalf of the Company, will exchange such Old Notes or interests therein for New Notes or interests therein and the Company shall direct the trustee for the Old Notes or interests therein to cause such Old Notes or interests therein to be cancelled and delivered to the Company. Delivery of the New Notes or interests therein will be made on behalf of the Company by you, and each $1,000 principal amount of Old Notes shall be exchanged for an equal principal amount of New Notes; provided, however, that New Notes shall only be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Such delivery shall be made promptly after written notice of acceptance of said Old Notes by the Company; provided, however, that in all cases, the Old Notes in definitive non global form tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Notes or in the case of Old Notes in global form or interest therein, confirmation of book-entry transfer into your account at DTC, and, in the case of Old Notes in definitive non-global form or interests therein, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees (or DTC Transmission) and, if applicable, a Notice of Guaranteed Delivery or DTC Transmission, and any other required documents.

13. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Notes or interests therein tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

14. The Company shall not be required to exchange any Old Notes or interests therein tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Old Notes or interests therein tendered shall be given in writing by the Company to you.

15. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Notes or interests therein tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the captions “The Exchange Offer – Terms of the Exchange Offer” or “The Exchange Offer – Conditions to the Exchange Offer” or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Notes (or effect appropriate book-entry transfer of Old Notes or interests therein), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited the Old Notes not accepted for Exchange.

16. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

17. As Exchange Agent hereunder you:

(a) shall not be liable for any action or omission to act unless the same constitutes your own gross negligence, willful misconduct or bad faith, and in no event shall you be liable to a security holder, the Company or any third party for any punitive, special, indirect or consequential damages (including but not limited to lost profits), arising in connection with this Exchange Agent Agreement (this “Agreement”);

(b) shall have no duties or obligations other than those specifically set forth herein or in the Prospectus or as may be subsequently agreed to in writing between you and the Company;

(c) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of the Prospectus or of any of the Old Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Prospectus or the Exchange Offer;

(d) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with indemnity satisfactory to you;

(e) may conclusively rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and believed by you in good faith to be genuine and to have been signed or presented by the proper person or persons;

(f) may act upon any tender, statement, request, document, agreement, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or presented by the proper person or persons;

(g) may conclusively rely on and shall be protected in acting upon written instructions from any authorized officer of the Company or from Company’s counsel;

(h) may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

(i) shall not advise any person tendering Old Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Notes;

(j) may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys not regularly in its employ and you shall not be responsible for any negligence or willful misconduct on the part of any such agent or attorney appointed with due care by you hereunder; and

(k) notwithstanding any provision herein to the contrary, in no event shall you be liable for any failure or delay in the performance of your obligations hereunder because of circumstances beyond your control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement, inability to obtain material, equipment, or communications or computer facilities, or the failure of equipment or interruption of communications or computer facilities, and other causes beyond your control whether or not of the same class or kind as specifically named above.

No provision of this Agreement shall require you to expend or risk your own funds or incur any liability or to perform any duty or exercise any right or power under this Agreement unless you receive such security and indemnity satisfactory to you against any cost, expense or liability (including attorney’s fees) which might be incurred by performing any such duty or exercising any such right or power.

18. You shall advise by facsimile or email Jaime Alberto Velásquez Botero, the Chief Financial Officer of the Company (at the facsimile number +57 (4) 404-5163 and the email address: jvelasqu@bancolombia.com.co), and such other person or persons as the Company may reasonably request, weekly (and daily during the week immediately preceding the Expiration Date) up to and including the Expiration Date, as to the principal amount of Old Notes or interests therein which have been duly tendered and the items received by you since the previous report and the aggregate amount tendered since the Effective Date pursuant to the Exchange Offer until the Expiration Date. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons as the Company may request upon written request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. Within three business days after the Expiration Date, (i) you shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Notes or interests therein tendered, the aggregate principal amount of Old Notes or interests therein accepted, and (ii) you shall deliver said list to the Company.

19. Each electronic instruction, Letter of Transmittal and other documents received by you in connection with the Exchange Offer shall be marked by you to show the date and time of receipt and, if defective, the date and time the last defect was cured or waived by the Company. Each electronic instruction, all Letters of Transmittal and other related documents or correspondence (including electronic communications) received by the Exchange Agent in connection with tendering the Old Notes that is accepted by the Company shall be retained in your possession until the Expiration Date. Upon request of and at the expense of the Company you shall return all such material to the Company and as soon as practicable after the Expiration Date. If after the Expiration Date, you receive any electronic instructions from a DTC participant requesting participation in the Exchange Offer, you will not accept these instructions unless otherwise instructed to do so in writing by the Company.

20. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation and reimbursement of expenses (including attorney’s fees and expenses) as agreed upon in writing between the Company and you. The provisions of this section shall survive the termination of this Agreement.

21. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and the Notice of Guaranteed Delivery. Any discrepancies or questions regarding any Letter of Transmittal, notice of withdrawal or any other documents received by you in connection with the Exchange Offer shall be referred to the Company and you shall have no further duty with respect to such matter; provided, that you shall cooperate with the Company in attempting to resolve such discrepancies or questions. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), shall be resolved in favor of this Agreement.

22. The Company covenants and agrees to fully indemnify and hold harmless each of you and your directors, officers, employees or agents against any and all loss, liability, claim, damage, cost or expenses, including attorneys’ fees and expenses, incurred without gross negligence, willful misconduct or bad faith on your part, arising out of or in connection with the acceptance or administration of your duties under this Agreement, the exercise of your rights hereunder or your reliance on any instructions from the Company, including, without limitation, the reasonable and documented costs and expenses of enforcing this Agreement against the Company (including this Section 22) and defending yourself against any claim (whether asserted by the Company, any holder or any other person) or liability in connection with the exercise or performance of any of your powers or duties hereunder. You will notify the Company promptly of any claim or other action of which a responsible officer has received written notice for which you may seek indemnity. Failure by you to so notify the Company will not relieve the Company of its obligations hereunder except to the extent that the Company is prejudiced by such failure. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company may assume the defense of any such claim or action and you shall cooperate with the Company in the defense. In the event that the Company assumes the defense of any such claim or action, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, so long as you have not determined, in your reasonable judgment, that a conflict of interest exists between you and the Company. The provisions of this section shall survive the termination of this Agreement.

23. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Number, and shall file any appropriate reports with the Internal Revenue Service. Any questions with respect to any tax matters relating to the Exchange Offer shall be referred to the Company, and you shall have no duty with respect to such matter; provided, that you shall cooperate in good faith with the Company in attempting to resolve such questions.

24. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Notes, the Company’s check in the amount of all transfer taxes so payable; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

25. This Agreement and your appointment as Exchange Agent hereunder shall be governed by and construed in accordance with, the laws of the State of New York without regard to conflicts of law principals and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

26. The Company has consented to the non-exclusive jurisdiction of any court of the State of New York or any U.S. Federal court sitting in the Borough of Manhattan in The City of New York, New York, United States, and any appellate court from any thereof. The Company has appointed CT Corporation System located at 111 Eighth Avenue, 13th Floor, New York, NY 10011 as its authorized agent upon which service of process may be served in any action or proceeding brought in any court of the State of New York or any U.S. Federal court sitting in the Borough of Manhattan in The City of New York in connection with this Agreement.

27. BOTH THE COMPANY AND YOU HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS CONTEMPLATED HEREBY.

28. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

29. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

30. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

31. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or electronic transmission) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

If to the Company:

Bancolombia S.A.

Carrera 48 # 26-85, Avenida Los Industriales

Medellin Colombia

Facsimile: +57 (4) 488-6020

Attention: Mauricio Rosillo Rojas

If to the Exchange Agent:

The Bank of New York Mellon

Corporate Trust – Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, NY 13057

Facsimile: (732) 667-9408

Attention: Adam DeCapio

Or to such other address as either party shall provide by written notice to the other party.

32. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 20 and 22 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any funds or property then held by you as Exchange Agent under this Agreement.

33. You may resign from your duties under this Agreement by giving to the Company twenty (20) days’ prior written notice, and the Company may terminate your appointment hereunder on ten (10) days’ prior written notice. Any successor exchange agent appointed by the Company shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Exchange Agent without any further act or deed, but you shall deliver and transfer to the successor exchange agent any property at the time held by you hereunder and shall, upon payment of your charges thereunder, execute and deliver any further assurance, conveyance, act or deed necessary for such purpose as the Company may reasonably request. If an instrument of acceptance by a successor exchange agent shall not have been delivered to the Exchange Agent within 20 days after the giving of such notice of removal or resignation, the Exchange Agent being removed or resigning may petition any court of competent jurisdiction for the appointment of a successor Exchange Agent. The Company will pay all expenses incurred in connection with such petition.

34. Subject to the provisions of section 17(j), you may not transfer or assign or delegate your rights or responsibilities under this Agreement without the prior written consent of the Company.

35. This Agreement shall be binding and effective as of the date hereof. This Agreement shall be binding upon you and your successors and assigns and the Company and its successors and assigns.

Remainder of Page Intentionally Left Blank

Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

Bancolombia S. A.

By:
Name:
Title:

Accepted as of the date

first above written:

The Bank of New York Mellon, as Exchange Agent

By:
Name:
Title